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                                                                     Exhibit 5.1

               [Patterson, Belknap, Webb & Tyler LLP Letterhead]



                                        September 30, 1998

Congoleum Corporation
3705 Quakerbridge Road
Mercerville, New Jersey 08619

Dear Sirs:

                      Registration Statement No. 333-63421
                      ------------------------------------

     We have acted as counsel for Congoleum Corporation, a Delaware corporation (the "Company"), in connection with the proposed sale by the Company of up to $100,000,000 principal amount of 8 5/8% Senior Notes due August 1, 2008 (the "Exchange Notes") to be issued under an Indenture, dated as of August 3, 1998 (the "Indenture"), between the Company and First Union National Bank, as Trustee (the "Trustee"). The Exchange Notes are to be offered in an exchange offer to be made to the holders of the Company's currently outstanding 8 5/8% Senior Notes due 2008 which were issued in a private placement transaction on August 3, 1998. As such counsel we have examined such documents and other matters as we have deemed necessary for the opinions herein set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Indenture by the Company has been validly authorized. The Indenture has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and general principles of equity.
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September 30, 1998
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          2. The issuance and sale of the Exchange Notes have been validly authorized by the Company and, when duly executed on behalf of the Company, duly authenticated by the Trustee under the Indenture and sold by the Company, the Exchange Notes will be validly issued and will constitute valid and binding obligations of the Company in accordance with their terms, and will be entitled to the benefits of the Indenture in accordance with their terms and the terms of the Indenture, except in each case as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and general principles of equity.

          We note that we are referred to under the heading "Legal Matters" in the prospectus included in Registration Statement No. 333-63421 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and we hereby consent to such use of our name therein and to the use of this opinion for filing as Exhibit 5.1 thereto.

                              Very truly yours,


                              PATTERSON, BELKNAP, WEBB & TYLER LLP

                                  /s/ Jeffrey E. LaGueux
                              By: ______________________________________
                                    A Member of the Firm

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